Exhibit 99.2

americold™
REALTY TRUST

Tacoma, WA

EARNINGS RELEASE AND FINANCIAL SUPPLEMENT

Fourth Quarter 2018

COLD
LISTED
NYSE

Financial Supplement	Fourth Quarter 2018

Financial Supplement	Fourth Quarter 2018

Corporate Profile

We are the world’s largest owner and operator of temperature-controlled warehouses. We are organized as a self-administered and self-managed REIT with proven operating, development and acquisition expertise. As of December 31, 2018, we operated a global network of 155 temperature-controlled warehouses encompassing approximately 918.7 million cubic feet, with 137 warehouses in the United States, six warehouses in Australia, seven warehouses in New Zealand, two warehouses in Argentina and three warehouses in Canada. In addition, we hold a minority interest in the China JV, as described in Note 3 of the Consolidated Financial Statements included in Item 16 of our 2017 Annual Report on Form 10-K, which owns or operates 12 temperature-controlled warehouses located in China.

Corporate Headquarters
10 Glenlake Parkway South Tower, Suite 600
Atlanta, Georgia 30328
Telephone: (678) 441-1400
Website: www.americold.com

Senior Management
Fred W. Boehler: Chief Executive Officer, President and Trustee
Marc J. Smernoff: Chief Financial Officer and Executive Vice President
Carlos V. Rodriguez: Chief Operating Officer and Executive Vice President
Andrea L. Darweesh: Chief Human Resources Officer and Executive Vice President
James A. Harron: Chief Investment Officer and Executive Vice President
James C. Snyder, Jr.: Chief Legal Officer and Executive Vice President
David K. Stuver: Executive Vice President, Business Development and Supply Chain Solutions
Thomas C. Novosel: Chief Accounting Officer and Senior Vice President
Board Members
Jeffrey M. Gault, AIA: Chairman of the Board of Trustees
James R. Heistand: Lead Independent Trustee
Fred W. Boehler: Chief Executive Officer, President and Trustee
George J. Alburger, Jr.: Trustee
Ronald W. Burkle: Trustee
Bradley J. Gross: Trustee
Michelle M. MacKay: Trustee
Mark R. Patterson: Trustee
Andrew P. Power: Trustee

Investor Relations
To request more information or to be added to our e-mail distribution list, please visit our website: www.americold.com
(Please proceed to the Investor Relations section)

Analyst Coverage

Firm	Analyst Name	Contact
Baird Equity Research	David B. Rodgers	216-737-7341
Bank of America Merrill Lynch	Joshua Dennerlein	646-855-1681
Goldman Sachs	Andrew Rosivach	212-902-2796
J.P. Morgan	Michael W. Mueller	212-622-6689
Raymond James	William A. Crow	727-567-2594
RBC	Michael Carroll	440-715-2649
SunTrust Robinson Humphrey	Ki Bin Kim	212-303-4124

Financial Supplement	Fourth Quarter 2018

Stock Listing Information
The shares of Americold Realty Trust are traded on the New York Stock Exchange under the symbol "COLD".

Credit Ratings

Fitch
Issuer Default Rating:	BBB	(Stable Outlook)

Morningstar
Credit Rating:	BBB	(Stable Outlook)

These credit ratings may not reflect the potential impact of risks relating to the structure or trading of the Company’s securities and are provided solely for informational purposes. Credit ratings are not recommendations to buy, hold or sell any security, and may be revised or withdrawn at any time by the issuing rating agency at its sole discretion. The Company does not undertake any obligation to maintain the ratings or to advise of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating. An explanation of the significance of the ratings may be obtained from each of the rating agencies.

Financial Supplement	Fourth Quarter 2018

AMERICOLD REALTY TRUST ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Atlanta, GA, February 21, 2019 - Americold Realty Trust (NYSE: COLD) (the “Company”), the world’s largest owner and operator of temperature-controlled warehouses, today announced financial and operating results for the fourth quarter and year ended December 31, 2018.

Fourth Quarter and Full Year 2018 Highlights

•	Total revenue increased 3.5% to $415.8 million for the fourth quarter 2018; Total revenue increased 3.9% to $1.60 billion for the full year.

•	Global Warehouse segment revenue increased 2.6% to $305.5 million for the fourth quarter 2018; Global Warehouse segment revenue increased 2.7% to $1.18 billion for the full year.

•	Total contribution (NOI) increased 8.3% to $108.7 million for the fourth quarter 2018; Total contribution (NOI) increased 8.4% to $405.6 million for the full year.

•
Global Warehouse segment contribution (NOI) increased 7.0% to $100.5 million for the fourth quarter 2018; Global Warehouse segment contribution (NOI) increased 7.5% to $374.5 million for the full year.

•
Net income of $2.7 million, or $0.02 per diluted common share, and adjusted net income of $28.9 million for the fourth quarter 2018; Net income of $48.0 million, or $0.31 per diluted common share, and adjusted net income of $95.5 million for the full year.

•	Core EBITDA increased 7.6% to $84.7 million for the fourth quarter 2018; Core EBITDA increased 6.8% to $306.8 million for the full year.

•
Core Funds from Operations ("Core FFO") of $53.2 million, or $0.35 per diluted common share for the fourth quarter 2018; Core FFO of $175.0 million, or $1.21 per diluted common share for the full year.

•	Adjusted Funds from Operations (“AFFO”) of $49.3 million, or $0.33 per diluted common share for the fourth quarter 2018; AFFO of $170.4 million, or $1.18 per diluted common share for the full year.

•
Global Warehouse segment same store revenue grew 4.5% on a constant currency basis, with same store segment contribution (NOI) improving 6.9% on a constant currency basis for the fourth quarter 2018; Global Warehouse segment same store revenue grew 3.9% on a constant currency basis, with same store segment contribution (NOI) improving 7.4% on a constant currency basis for the full year.

“We are very proud of Americold’s accomplishments in 2018, our inaugural year as a public company. Our business remains strong and steady as we execute our strategy, having grown same store revenue and contribution in our Global Warehouse segment 3.9% and 7.4% on a constant currency basis, respectively, over the prior year. We continue to drive our customer mix, warehouse utilization and other productivity improvements, which served to push our total warehouse margins to 31.8% in 2018, a 140 basis point increase over the prior full year. We also continued to expand our footprint, having stabilized two facilities in Clearfield, UT and Middleboro, MA and made significant progress toward the completion of our fully automated expansion facility in Chicago, IL. Additionally, we signed a letter of intent to build and operate three automated facilities for a major customer and subsequent to year end, announced a new market for growth at the Port of Savannah, with the acquisition of PortFresh and our planned development. During the year, we also significantly expanded our access to capital. We accessed the public equity market through

Financial Supplement	Fourth Quarter 2018

our IPO and our September follow-on offering, upsized our credit facility to $1.275 billion, achieved investment-grade ratings and accessed the debt markets in a private placement offering. Finally, we were recognized by the Global Cold Chain Alliance for Energy Excellence, having achieved Gold and Silver certifications at 56 sites.”

“As we look ahead to 2019 and beyond, we believe we are well positioned for future growth, as we remain the market leader within a fragmented, high barrier to entry industry that requires not only significant capital investment but deep operational and technical expertise and customer relationships.  Our Americold Operating System allows us to drive continuous margin improvement on our standardized, company-wide platform, and when combined with our low-leveraged balance sheet, allows us to maximize the value of future acquisitions as we capitalize on our opportunity to be a consolidator in this industry.  We believe our commitment to serving our diverse, global customer base and their growth needs will allow us to continue to offer shareholders an attractive combination of stable cash flows and attractive growth over the long term.” stated Fred Boehler, President and Chief Executive Officer of Americold Realty Trust.

Fourth Quarter 2018 Total Company Financial Results
Total revenue for the fourth quarter ended December 31, 2018 was $415.8 million, a 3.5% increase from the same quarter of the prior year. This growth was largely driven by net new business, improvements in our commercial terms and contractual rate escalations, and the maturation of the Clearfield, Utah facility and opening of the build-to-suit facility in Middleboro, Massachusetts at the end of the third quarter within the Global Warehouse segment.

For the fourth quarter of 2018, the Company reported net income of $2.7 million, or $0.02 per diluted share, compared to net income of $8.0 million for the same quarter of the prior year. Net income for the current quarter included the impact of approximately $22.0 million of one-time defeasance costs related to the repayment of its CMBS debt this quarter. Net income also included the impact of approximately $2.2 million due to the write-off of unamortized financing costs associated with the repayment of the Australia and New Zealand term loans, $1.8 million due to the termination of the related interest rate swaps on these loans, and other charges. Excluding the impact of loss on debt extinguishment, modifications and termination of derivative instruments, net income for the quarter would have been $28.9 million, or $0.19 per diluted share.

Total contribution (NOI) for the fourth quarter ended December 31, 2018 increased 8.3% to $108.7 million, compared to $100.4 million for the same quarter of the prior year.

Core EBITDA was $84.7 million for the fourth quarter of 2018, compared to $78.7 million for the same quarter of the prior year. This reflects a 7.6% increase over prior year driven by increased revenue, a more favorable customer mix, continued operating efficiency gains, as well as the contribution from the recently completed facilities in Clearfield, UT and Middleboro, MA. Core EBITDA margin expanded by 80 basis points to 20.4%, despite incurring incremental SG&A related to being a public company.

For the fourth quarter of 2018, Core FFO was $53.2 million, or $0.35 per diluted share, compared to $32.7 million for same quarter of the prior year.

For the fourth quarter of 2018, AFFO was $49.3 million, or $0.33 per diluted share, compared to $24.0 million for same quarter of the prior year. AFFO excludes certain expenses and income items that do not represent core expenses and income streams.

Financial Supplement	Fourth Quarter 2018

Please see the Company's supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.

Fourth Quarter 2018 Global Warehouse Segment Results
For the fourth quarter of 2018, Global Warehouse segment revenues were $305.5 million, an increase of $7.9 million, or 2.6%, compared to $297.6 million for the fourth quarter of 2017. This growth was primarily driven by the same factors mentioned above.

Warehouse segment contribution (NOI) was $100.5 million, or 32.9% of segment revenue, for the fourth quarter of 2018, compared to $93.9 million, or 31.6% of segment revenue, for the prior year. This represents a 7.0% improvement in segment profitability over the fourth quarter of 2017 and an expansion of 130 basis points in segment margin period-over-period. The year-over-year profit growth was driven primarily by the aforementioned revenue trends, combined with continued leveraging of fixed expenses, and labor and other productivity improvements.

The Company ended the fourth quarter of 2018 with 143 total facilities in its Global Warehouse segment portfolio. Of the 143 total facilities, 136 meet the Company’s definition of facilities with at least 24 months of consecutive "normalized operations" and are reported as "same store." The remaining seven facilities are in various stages of operations and are classified as "non-same store."

The following tables summarize the fourth quarter and year ended December 31, 2018 Global Warehouse full segment and same store metrics compared to the same periods a year ago:

Global Warehouse - Total	Three Months Ended December 31		Change	Years Ended December 31,		Change
Dollars in thousands	2018	2017		2018	2017
Global Warehouse revenues:
Rent and storage	$133,651	$131,695	1.5%	$514,755	$501,604	2.6%
Warehouse services	171,808	165,903	3.6%	662,157	644,058	2.8%
Total Warehouse revenues	$305,459	$297,598	2.6%	$1,176,912	$1,145,662	2.7%
Global Warehouse contribution (NOI)	$100,492	$93,929	7.0%	$374,534	$348,328	7.5%
Global Warehouse margin	32.9%	31.6%	130 bps	31.8%	30.4%	140 bps

Units in thousands except per pallet data
Global Warehouse rent and storage:
Occupancy
Average occupied pallets	2,564	2,625	(2.3)%	2,458	2,509	(2.0)%
Average physical pallet positions	3,182	3,220	(1.2)%	3,193	3,216	(0.7)%
Occupancy percentage	80.6%	81.5%	-90 bps	77.0%	78.0%	-100 bps
Total rent and storage revenues per occupied pallet	$52.13	$50.16	3.9%	$209.41	$199.96	4.7%
Global Warehouse services:
Throughput pallets	6,963	6,956	0.1%	26,945	27,626	(2.5)%
Total warehouse services revenues per throughput pallet	$24.67	$23.85	3.4%	$24.57	$23.31	5.4%

Financial Supplement	Fourth Quarter 2018

Global Warehouse - Same Store	Three Months Ended December 31		Change	Years Ended December 31,		Change
Dollars in thousands	2018	2017		2018	2017
Global Warehouse same store revenues:
Rent and storage	$128,243	$126,535	1.3%	$496,860	$482,422	3.0%
Warehouse services	165,923	160,448	3.4%	642,038	624,221	2.9%
Total same store revenues	$294,166	$286,983	2.5%	$1,138,898	$1,106,643	2.9%
Global Warehouse same store contribution (NOI)	$97,042	$91,858	5.6%	$366,006	$342,422	6.9%
Global Warehouse same store margin	33.0%	32.0%	100 bps	32.1%	30.9%	120 bps

Units in thousands except per pallet data
Global Warehouse same store rent and storage:
Occupancy
Average occupied pallets	2,448	2,519	(2.8)%	2,361	2,407	(1.9)%
Average physical pallet positions	3,052	3,066	(0.5)%	3,059	3,062	(0.1)%
Occupancy percentage	80.2%	82.2%	-200 bps	77.2%	78.6%	-140 bps
Same store rent and storage revenues per occupied pallet	$52.39	$50.24	4.3%	$210.49	$200.43	5.0%
Global Warehouse same store services:
Throughput pallets	6,703	6,734	(0.5)%	26,084	26,797	(2.7)%
Same store warehouse services revenues per throughput pallet	$24.75	$23.82	3.9%	$24.61	$23.29	5.7%

Fixed Commitment Rent and Storage Revenue
For the fourth quarter of 2018, 42.8% of rent and storage revenues are derived from customers with fixed commitment storage contracts, an increase of 100 basis points from the third quarter 2018 and 360 basis points over the fourth quarter of 2017.

Physical and Economic Occupancy
For the fourth quarter of 2018, physical occupancy for the total warehouse segment was 80.6% and warehouse segment same store pool was 80.2%. Contracts that contain fixed commitments are designed to ensure the Company's customers have space available when needed. At times, these customers may be paying for space that is not physically occupied. In an effort to help illustrate this concept, the Company has introduced a new economic occupancy metric, which is defined as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period, without duplication. For the fourth quarter 2018, economic occupancy for the total warehouse segment was 83.7% and warehouse segment same store pool was 83.3%, representing a 314 basis point and 311 basis point increase above physical occupancy, respectively.

Real Estate Portfolio
During the fourth quarter of 2018, the Company sold a vacant facility located in Bettendorf, Iowa for $1.0 million. Additionally, the Company purchased the remaining 50% leasehold at one of its facilities serving the Dallas / Fort Worth market for $13.8 million, representing a 9.5% cap rate on in-place rents.

Balance Sheet Activity and Liquidity
At December 31, 2018, the Company had total liquidity of approximately $978.5 million, including cash and capacity on its revolving credit facility. Total debt outstanding was $1.52 billion (inclusive of $159.7 million of capital leases/sale lease-backs and exclusive of deferred financing fees and unamortized debt discounts), of which 71% was in an unsecured structure. The Company has no material debt maturities until 2022, assuming the one-year extension option is exercised on its revolver. At quarter

Financial Supplement	Fourth Quarter 2018

end, its net debt to Core EBITDA was approximately 4.3x. Of the Company's total debt outstanding, $1.36 billion relates to real estate debt, which excludes sale-leaseback and capitalized lease obligations. The Company's real estate debt has a weighted average term of 6.3 years and carries a weighted average contractual interest rate of 4.60%. At December 31, 2018, 69% of the Company's total debt outstanding was at a fixed rate. Subsequent to year end, the Company entered into an interest rate swap on its term loan, increasing the fixed rate portion of its total debt outstanding to 75%.

Dividend
On December 6, 2018, the Company's Board of Trustees declared a dividend of $0.1875 per share for the fourth quarter of 2018, which was paid on January 15, 2019 to common shareholders of record as of December 31, 2018.

Highlights Subsequent to Quarter End

•
Acquired privately-held PortFresh, consisting of a temperature-controlled operator servicing fresh produce trade through the Port of Savannah and 163 acres of entitled land, for approximately $35.2 million, funded with cash on hand. Concurrently announced plans to build a new, approximately 15 million cubic foot state-of-the-art temperature-controlled storage facility in Savannah, Georgia with anticipated development spending of $55 to $65 million.

•	Executed a $100 million swap to fix a portion of the Company's term loan from floating to fixed. As a result of this transaction, the Company's percentage of fixed rate debt increased to 75% from 69%.

2019 Outlook
The Company issued the following guidance:

•
Global warehouse segment same store revenue growth to range between 2 and 4 percent on a constant currency basis and Same Store NOI growth to be 100 to 200 basis points higher than the associated revenue.

•	Selling, general, and administrative expense, as a percentage of total revenue, is expected to range between 6.8 and 7.2 percent.

•	Total recurring maintenance capital expenditures is expected in the range of $50 to $60 million.

•
Total growth and expansion capital expenditures is expected to aggregate in a range of $225 to $325 million, which includes spending related to the Company's announced projects in Chicago, IL, Savannah, GA, and Australia, as well as anticipated projects that have yet to be announced.

•	Anticipated AFFO payout ratio of 65 to 68 percent.

•	Full year weighted average fully diluted share count of 155 to 157 million shares.

The Company's guidance is provided for informational purposes based on current plans and assumptions as is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, February 21, 2019 at 5:00 p.m. Eastern Time to discuss fourth quarter and full year 2018 results. A live webcast of the call will be available via the Investor Relations section of Americold Realty Trust's website at www.americold.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

Financial Supplement	Fourth Quarter 2018

The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13687102. The telephone replay will be available starting shortly after the call until March 8, 2019.

The Company’s supplemental package will be available prior to the conference call in the Investor Relations section of the Company’s website at http://ir.americold.com.

About the Company
Americold is the world’s largest owner and operator of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 155 temperature-controlled warehouses, with approximately 918.7 million refrigerated cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers. Americold serves approximately 2,400 customers and employs approximately 11,000 associates worldwide.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including FFO, core FFO, AFFO, EBITDAre, Core EBITDA and same store segment revenue and contribution. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a reconciliation from FFO to core FFO and AFFO, and definitions of FFO, and core FFO are included within the supplemental. A reconciliation from U.S. GAAP net income available to common stockholders to EBITDAre and Core EBITDA, a definition of Core EBITDA and definitions of net debt to Core EBITDA are included within the supplemental.

Forward-Looking Statements
This document contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; general economic conditions; risks associated with the ownership of real estate and temperature-controlled warehouses in particular; defaults or non-renewals of contracts with customers; potential bankruptcy or insolvency of our customers; uncertainty of revenues, given the nature of our customer contracts; increased interest rates and operating costs; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financing; decreased storage rates or increased vacancy rates; risks related to current and potential international operations and properties; difficulties in identifying properties to be acquired and completing acquisitions; acquisition risks, including the failure of such acquisitions to perform in accordance with projections; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns in respect thereof; difficulties in expanding our operations into new markets, including international markets; our failure to maintain our status as a REIT; our operating partnership’s failure to qualify as a partnership for federal income tax purposes; uncertainties and risks related to natural disasters and global climate change; possible environmental liabilities, including costs, fines or penalties that may be incurred due to

Financial Supplement	Fourth Quarter 2018

necessary remediation of contamination of properties presently or previously owned by us; financial market fluctuations; actions by our competitors and their increasing ability to compete with us; labor and power costs; changes in real estate and zoning laws and increases in real property tax rates; the competitive environment in which we operate; our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements; liabilities as a result of our participation in multi-employer pension plans; losses in excess of our insurance coverage; the cost and time requirements as a result of our operation as a publicly traded REIT; risks related to joint venture investments, including as a result of our lack of control of such investments; changes in foreign currency exchange rates; the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares of beneficial interest, $0.01 par value per share, or our common shares.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this documents include, among others, statements about our expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and our other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contacts:
Americold Realty Trust
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Financial Supplement	Fourth Quarter 2018

Selected Quarterly Financial Data

Post-IPO	Pre-IPO
In thousands, except per share amounts - unaudited	As of
Capitalization	Q418	Q318	Q218	Q118	Q417
Fully diluted common shares outstanding at quarter end (1)	152,006	151,557	147,506	147,133	n/a
Common stock share price at quarter end	$25.54	$25.02	$22.02	$19.08	n/a
Market value of common equity	$3,882,233	$3,791,956	$3,248,082	$2,807,298	n/a

Gross debt (2)	$1,524,664	$1,551,440	$1,559,565	$1,571,151	$1,933,265
Less: cash and cash equivalents	208,078	226,807	153,200	193,868	48,873
Net debt	$1,316,586	$1,324,633	$1,406,365	$1,377,283	$1,884,392

Total Enterprise Value	$5,198,819	$5,116,589	$4,654,447	$4,184,581	n/a
Gross debt / total enterprise value	29.3%	30.3%	33.5%	37.5%	n/a
Net debt to Core EBITDA (2)	4.29x	4.40x	4.76	x	4.72	x	6.56	x
Post-IPO	Pre-IPO
Three Months Ended
Selected Operational Data	Q418	Q318	Q218	Q118	Q417
Warehouse segment revenues	$305,458	$297,225	$287,712	$286,517	$297,598
Total revenues	415,817	402,010	394,667	391,141	401,720
Operating income (3)	51,171	43,553	49,304	35,932	44,054
Net income (loss)	2,678	24,540	29,406	(8,639)	8,000
Adjusted net income (8)	28,852	24,540	29,406	12,746	8,000
Total warehouse segment contribution (NOI) (4)	100,491	93,638	90,835	89,570	93,929
Total segment contribution (NOI) (4)	108,678	101,484	98,200	97,287	100,366

Selected Other Data
Core EBITDA (5)	84,675	76,814	73,632	71,656	78,709
Core funds from operations (1)	53,192	43,917	43,118	34,766	32,693
Adjusted funds from operations (1)	49,334	41,417	39,805	39,877	24,012

Earnings Measurements
Net income (loss) per share - basic	$0.02	$0.17	$0.20	$(0.08)	n/a
Net income (loss) per share - diluted	$0.02	$0.17	$0.20	$(0.08)	n/a
Core FFO per diluted share (1)	$0.35	$0.30	$0.29	$0.27	n/a
AFFO per diluted share (1)	$0.33	$0.28	$0.27	$0.31	n/a
Dividend distributions declared per common share (6)	$0.19	$0.19	$0.19	$0.15	n/a
Diluted AFFO payout ratio (7)	57.6%	67.9%	70.4%	48.4%	n/a

Portfolio Statistics
Total global warehouses	155	156	156	158	158
Ending physical occupancy	80.6%	77.0%	74.2%	76.2%	81.5%

Financial Supplement	Fourth Quarter 2018

(1) See "Reconciliation of Net Earnings to NAREIT FFO, Core FFO and AFFO"

(2) Net Debt to Core EBITDA Computation	Q418	Q318
Total debt	$1,510,721	$1,901,090
Discount and deferred financing costs	13,943	32,175
Gross debt	1,524,664	1,933,265
Adjustments:
Less: cash and cash equivalents	208,078	48,873
Net debt	$1,316,586	$1,884,392
Core EBITDA - Year Ended (see page 16)	$306,777	$287,145
Net Debt to Core EBITDA	4.29	x	6.56	x

(3) Certain prior period amounts have been reclassified to conform to the current period presentation.

(4) Reconciliation of segment contribution (NOI)	Post-IPO	Pre-IPO
Three Months Ended
Q418	Q318	Q218	Q118	Q417
Warehouse segment contribution (NOI)	$100,491	$93,638	$90,835	$89,570	$93,930
Third-party managed segment contribution (NOI)	3,571	3,553	3,859	3,777	3,143
Transportation segment contribution (NOI)	4,407	4,148	3,586	3,594	3,217
Quarry segment contribution (NOI)	209	145	(80)	346	78
Total segment contribution (NOI)	$108,678	$101,484	$98,200	$97,287	$100,368
Depreciation, depletion and amortization	(29,792)	(29,402)	(29,051)	(29,408)	(29,547)
Selling, general and administrative (3)	(26,814)	(28,517)	(27,482)	(31,947)	(26,193)
(Loss) gain from sale of real estate	(901)	(12)	8,384	—	126
Impairment of long-lived assets	—	—	(747)	—	(700)
U.S. GAAP operating income	$51,171	$43,553	$49,304	$35,932	$44,054

(5) See "Reconciliation of Net Earnings to EBITDA and Core EBITDA"

(6) Distributions per common share
Q418	Q318	Q218	Q118
Distributions declared on common shares during the quarter	$28,218	$28,072	$27,250	$21,436
Common shares outstanding at quarter end	148,235	147,862	143,459	142,513
Distributions declared per common share of beneficial interest	$0.1875	$0.1875	$0.1875	$0.1504

(7) Calculated as distributions declared on common shares divided by AFFO per fully diluted share.

(8) Reconciliation of adjusted net income	Post-IPO	Pre-IPO
Three Months Ended
Q418	Q318	Q218	Q118	Q417
Net income (loss)	$2,678	$24,540	$29,406	$(8,639)	$8,000
Adjustment:
Loss on debt extinguishment, modifications and termination of derivative instruments	26,174	—	—	21,385	—
Adjusted net income	$28,852	$24,540	$29,406	$12,746	$8,000

n/a = not applicable or not meaningful

Financial Supplement	Fourth Quarter 2018

Americold Realty Trust and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except shares and per share amounts)
	December 31,
	2018	2017
Assets
Property, plant, and equipment:
Land	$385,232	$389,443
Buildings and improvements	1,849,749	1,819,635
Machinery and equipment	577,175	552,677
Assets under construction	85,983	48,868
	2,898,139	2,810,623
Accumulated depreciation and depletion	(1,097,624)	(1,010,903)
Property, plant, and equipment – net	1,800,515	1,799,720
Capitalized leases:
Buildings and improvements	11,227	16,827
Machinery and equipment	49,276	59,389
	60,503	76,216
Accumulated depreciation	(21,317)	(41,051)
Capitalized leases – net	39,186	35,165
Cash and cash equivalents	208,078	48,873
Restricted cash	6,019	21,090
Accounts receivable – net of allowance of $5,706 and $5,309 at December 31, 2018 and 2017, respectively	194,279	200,006
Identifiable intangible assets – net	25,056	26,645
Goodwill	186,095	188,169
Investments in partially owned entities	14,541	15,942
Other assets	58,659	59,287
Total assets	$2,532,428	$2,394,897
Liabilities, Series B Preferred Shares and shareholders’ equity (deficit)
Liabilities:
Borrowings under revolving line of credit	$—	$—
Accounts payable and accrued expenses	253,080	241,259
Construction loan - net of deferred financing costs of zero and $179 at December 31, 2018 and 2017, respectively	—	19,492
Mortgage notes, senior unsecured notes and term loans - net of discount and deferred financing costs of $13,943 and $31,996 in the aggregate, at December 31, 2018 and 2017, respectively	1,351,014	1,721,958
Sale-leaseback financing obligations	118,920	121,516
Capitalized lease obligations	40,787	38,124
Unearned revenue	18,625	18,848
Pension and postretirement benefits	16,317	16,756
Deferred tax liability - net	17,992	21,940
Multi-Employer pension plan withdrawal liability	8,938	9,134
Total liabilities	1,825,673	2,209,027
Commitments and Contingencies
Preferred shares of beneficial interest, $0.01 par value – authorized 375,000 Series B Cumulative Convertible Voting and Participating Preferred Shares; aggregate liquidation preference of $375,000; zero and 375,000 shares issued and outstanding at December 31, 2018 and 2017, respectively	—	372,794
Shareholders’ equity (deficit):
Preferred shares of beneficial interest, $0.01 par value – authorized 1,000 Series A Cumulative Non-Voting Preferred Shares; aggregate liquidation preference of $125; zero and 125 issued and outstanding at December 31, 2018 and 2017, respectively	—	—
Common shares of beneficial interest, $0.01 par value – authorized 250,000,000 shares; 148,234,959 and 69,370,609 issued and outstanding at December 31, 2018 and 2017, respectively	1,482	694
Paid-in capital	1,356,133	394,082
Accumulated deficit	(638,345)	(581,470)
Accumulated other comprehensive loss	(12,515)	(230)
Total shareholders’ equity (deficit)	706,755	(186,924)
Total liabilities, Series B Preferred Shares and shareholders’ equity (deficit)	$2,532,428	$2,394,897

Financial Supplement	Fourth Quarter 2018

Condensed Consolidated Statements of Operations
(In thousands, except per share amounts - unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenues:
Rent, storage, and warehouse services revenues	$305,458	$297,599	$1,176,912	$1,145,662
Third-party managed services	66,852	63,628	259,034	242,189
Transportation services	41,363	38,405	158,790	146,070
Other revenues	2,144	2,089	8,899	9,666
Total revenues	415,817	401,721	1,603,635	1,543,587
Operating expenses:
Rent, storage, and warehouse services cost of operations	204,967	203,669	802,378	797,334
Third-party managed services cost of operations	63,281	60,485	244,274	229,364
Transportation services cost of operations	36,956	35,188	143,055	133,120
Cost of operations related to other revenues	1,935	2,011	8,279	9,664
Depreciation, depletion, and amortization	29,792	29,547	117,653	116,741
Selling, general and administrative	26,814	26,193	114,760	110,945
Loss (gain) from sale of real estate	901	(126)	(7,471)	(43)
Impairment of long-lived assets	—	700	747	9,473
Total operating expenses	364,646	357,667	1,423,675	1,406,598

Operating income	51,171	44,054	179,960	136,989

Other expense:
Loss from investments in partially owned entities	(745)	(21)	(1,069)	(1,363)
Impairment of investments in partially owned entities	—	—	—	(6,496)
Interest expense	(23,054)	(29,665)	(93,312)	(114,898)
Interest income	1,387	289	3,996	1,074
Loss on debt extinguishment, modifications and termination of derivative instruments	(26,174)	—	(47,559)	(986)
Foreign currency exchange (loss) gain, net	(43)	279	2,882	(3,591)
Other expense, net	(717)	(898)	(532)	(1,944)
Income before income tax benefit (expense)	1,825	14,038	44,366	8,785
Income tax benefit (expense):
Current	(206)	(5,317)	467	(13,051)
Deferred	1,059	(721)	3,152	3,658
Total income tax benefit (expense)	853	(6,038)	3,619	(9,393)

Net income (loss) attributable to Americold Realty Trust	$2,678	$8,000	$47,985	$(608)
Less distributions on preferred shares of beneficial interest - Series A	—	(8)	(1)	(16)
Less distributions on preferred shares of beneficial interest - Series B	—	(7,109)	(1,817)	(28,436)
Less accretion on preferred shares of beneficial interest - Series B	—	(210)	—	(867)
Net income (loss) attributable to common shares of beneficial interest	$2,678	$673	$46,167	$(29,927)

Weighted average common shares outstanding – basic	148,592	70,051	141,415	70,022
Weighted average common shares outstanding – diluted	151,524	109,918	144,338	70,022

Net income (loss) per common share of beneficial interest - basic	$0.02	$0.01	$0.31	$(0.43)
Net income (loss) per common share of beneficial interest - diluted	$0.02	$0.01	$0.31	$(0.43)

Financial Supplement	Fourth Quarter 2018

Reconciliation of Net Earnings (Loss) to NAREIT FFO, Core FFO, and AFFO
(In thousands, except per share amounts - unaudited)
	Three Months Ended					Year Ended
	Q418	Q318	Q218	Q118	Q417	FY 2018	FY 2017
Net income (loss) attributable to Americold Realty Trust	$2,678	$24,540	$29,406	$(8,639)	$8,000	$47,985	$(608)
Adjustments:
Real estate related depreciation and depletion	22,405	21,903	21,764	22,174	22,041	88,246	86,478
Net loss (gain) on sale of depreciable real estate	913	—	(8,384)	—	(126)	(7,471)	(43)
Net gain on asset disposals	—	(65)	—	—	—	(65)	—
Impairment charges on certain real estate assets	—	—	747	—	700	747	9,473
Real estate depreciation on China JV	398	292	242	270	302	1,202	1,183
NAREIT Funds from operations	26,394	46,670	43,775	13,805	30,917	130,644	96,483
Less distributions on preferred shares of beneficial interest	—	—	—	(1,817)	(7,118)	(1,817)	(28,452)
NAREIT Funds from operations attributable to common shareholders	$26,394	$46,670	$43,775	$11,988	$23,799	$128,827	$68,031
Adjustments:
Net loss (gain) on sale of non-real estate assets	110	(314)	(387)	(148)	(168)	(739)	(599)
Non-offering related equity issuance expenses (a)	(34)	605	—	1,242	—	1,813	—
Non-recurring public company implementation costs (b)	544	496	162	—	—	1,202	—
Acquisition, diligence and other pursuit costs	599	21	48	3	—	671	—
Stock-based compensation expense, IPO grants	1,433	845	965	965	—	4,208	—
Severance and reduction in workforce costs (c)	(73)	73	—	11	534	11	516
Terminated site operations costs (d)	(1,870)	—	66	—	53	(1,804)	2,677
Strategic alternative costs (e)	—	—	—	—	3,770	—	8,136
Impairment of partially owned entities(i)	—	—	—	—	—	—	6,496
Loss on debt extinguishment, modifications and termination of derivative instruments	26,174	—	—	21,385	—	47,559	986
Inventory asset impairment	—	—	—	—	—	—	2,108
Foreign currency exchange loss (gain)	43	(734)	(1,511)	(680)	(279)	(2,882)	3,591
Excise tax settlement	(128)	—	—	—	4,984	(128)	4,984
Multi-Employer pension plan withdrawal expense	—	—	—	—	—	—	9,167
Alternative Minimum Tax receivable from Tax Cuts & Jobs Act	—	(3,745)	—	—	—	(3,745)	—
Core FFO applicable to common shareholders	$53,192	$43,917	$43,118	$34,766	$32,693	$174,993	$106,093
Adjustments:
Amortization of deferred financing costs and debt discount	1,414	1,532	1,556	1,674	2,215	6,176	8,604
Amortization of below/above market leases	37	38	38	38	37	151	151
Straight-line net rent	(86)	(62)	(26)	(5)	3	(179)	101
Deferred income taxes (benefit) expense	(1,059)	512	(1,449)	(1,156)	721	(3,152)	(3,658)
Stock-based compensation expense, excluding IPO grants	994	1,226	701	3,553	598	6,474	2,358
Non-real estate depreciation and amortization	7,387	7,499	7,287	7,234	7,505	29,407	30,264
Non-real estate depreciation and amortization on China JV	107	132	143	156	155	538	609
Recurring maintenance capital expenditures (f)	(12,652)	(13,377)	(11,563)	(6,383)	(19,915)	(43,975)	(49,906)
Adjusted FFO applicable to common shareholders	$49,334	$41,417	$39,805	$39,877	$24,012	$170,433	$94,616

Financial Supplement	Fourth Quarter 2018

Reconciliation of Net Earnings (Loss) to NAREIT FFO, Core FFO, and AFFO (continued)
(In thousands except per share amounts - unaudited)
	Three Months Ended					Year Ended
	Q418	Q318	Q218	Q118	Q417	FY 2018	FY 2017

NAREIT Funds from operations	$26,394	$46,670	$43,775	$13,805	$30,917	$130,644	$96,483
NAREIT Funds from operations attributable to common shareholders	26,394	46,670	43,775	11,988	23,799	128,827	68,031
Core FFO applicable to common shareholders	53,192	43,917	43,118	34,766	32,693	174,993	106,093
Adjusted FFO applicable to common shareholders	$49,334	$41,417	$39,805	$39,877	$24,012	$170,433	$94,616

Reconciliation of weighted average and fully diluted shares:
Weighted average basic shares for net income calculation	148,592	144,948	143,499	124,433	n/a	141,415	n/a
Dilutive stock options and unvested restricted stock units	2,932	2,678	2,975	2,668	n/a	2,923	n/a
Weighted average dilutive shares for net income calculation	151,524	147,626	146,474	127,101	n/a	144,338	n/a
Common shares equivalents (g)	482	3,931	1,032	20,032	n/a	7,668	n/a
Fully diluted common shares outstanding (g)	152,006	151,557	147,506	147,133	n/a	152,006	n/a

NAREIT FFO - basic per share	$0.18	$0.32	$0.31	$0.10	n/a	$0.91	n/a
NAREIT FFO - diluted per share	0.17	0.32	0.30	0.09	n/a	0.89	n/a
NAREIT FFO - fully diluted per share(h)	0.17	0.31	0.30	0.08	n/a	0.85	n/a
				.		.
Core FFO - basic per share	0.36	0.30	0.30	0.28	n/a	1.24	n/a
Core FFO - diluted per share	0.35	0.30	0.29	0.27	n/a	1.21	n/a
Core FFO - fully diluted per share(h)	0.35	0.29	0.29	0.24	n/a	1.15	n/a

Adjusted FFO - basic per share	0.33	0.29	0.28	0.32	n/a	1.21	n/a
Adjusted FFO - diluted per share	0.33	0.28	0.27	0.31	n/a	1.18	n/a
Adjusted FFO - fully diluted per share(h)	$0.32	$0.27	$0.27	$0.27	n/a	$1.12	n/a

(a)	Represents one-time costs and professional fees associated with IPO and follow-on equity issuances.
(b)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.
(c)	Represents one-time severance from prior management team and reduction in workforce costs associated with exiting or selling non-strategic warehouses.
(d)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. These terminations were part of our strategic efforts to exit or sell non-strategic warehouses as opposed to ordinary course lease expirations. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(e)	Represents one-time operating costs associated with our review of strategic alternatives prior to the IPO.
(f)
Recurring maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

(g)	Fully diluted common share equivalents outstanding at December 31, 2018.
(h)
Assumes i) all post-IPO common shares were outstanding for the entire quarter, ii) the exercise of all outstanding stock options and conversion of all outstanding restricted stock units at the beginning of the quarter, and iii) the follow-on public offering of 4,000,000 common shares were outstanding for the entire quarter.

(i)
For 2017, represents an impairment charge related to our investment in the China JV based on a determination that the recorded investment was no longer recoverable from the projected future cash distributions we expect to receive from the China JV.

Financial Supplement	Fourth Quarter 2018

Reconciliation of Net Earnings (Loss) to EBITDA, NAREIT EBITDAre, and Core EBITDA
(In thousands - unaudited)
	Three Months Ended					Year Ended
	Q418	Q318	Q218	Q118	Q417	FY 2018	FY 2017
Net income (loss) attributable to Americold Realty Trust	$2,678	$24,540	$29,406	$(8,639)	$8,000	$47,985	$(608)
Adjustments:
Depreciation, depletion and amortization	29,792	29,402	29,051	29,408	29,547	117,653	116,741
Interest expense	23,054	22,834	22,929	24,495	29,665	93,312	114,898
Income tax (benefit) expense	(853)	(2,551)	(126)	(89)	6,038	(3,619)	9,393
EBITDA	$54,671	$74,225	$81,260	$45,175	$73,250	$255,331	$240,424
Adjustments:
Loss (gain) on disposal of depreciated property	913	—	(8,384)	—	—	(7,471)	—
Adjustment to reflect share of EBITDAre of partially owned entities(g)	250	265	592	557	429	1,664	2,212
NAREIT EBITDAre	$55,834	$74,490	$73,468	$45,732	$73,679	$249,524	$242,636
Adjustments:
Severance and reduction in workforce costs (a)	(73)	73	—	11	534	11	516
Terminated site operations cost (b)	(1,870)	—	66	—	53	(1,804)	2,677
Non-offering related equity issuance expenses (c)	(34)	605	—	1,242	—	1,813	—
Non-recurring public company implementation costs (d)	544	496	162	—	—	1,202	—
Acquisition, diligence, and other pursuit costs	599	21	48	3	—	671	—
Strategic alternative costs (e)	—	—	—	—	3,770	—	8,136
Loss (income) from investments in partially owned entities	745	437	(252)	139	21	1,069	1,363
Impairment of investments in partially owned entities (f)	—	—	—	—	—	—	6,496
Impairment of inventory and long-lived assets	—	—	747	—	700	747	11,581
Loss (gain) on foreign currency exchange	43	(734)	(1,511)	(680)	(279)	(2,882)	3,591
Stock-based compensation expense	2,429	2,070	1,666	4,518	595	10,683	2,358
Loss on debt extinguishment, modifications and termination of derivative instruments	26,174	—	—	21,385	—	47,559	986
Loss (gain) on real estate and other asset disposals	534	(379)	(170)	(137)	65	(152)	(150)
Reduction in EBITDAre from partially owned entities	(250)	(265)	(592)	(557)	(429)	(1,664)	(2,212)
Multiemployer pension obligation	—	—	—	—	—	—	9,167
Core EBITDA	$84,675	$76,814	$73,632	$71,656	$78,709	$306,777	$287,145

Financial Supplement	Fourth Quarter 2018

(a)	Represents one-time severance from prior management team and reduction in workforce costs associated with exiting or selling non-strategic warehouses.
(b)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. These terminations were part of our strategic efforts to exit or sell non-strategic warehouses as opposed to ordinary course lease expirations. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(c)	Represents one-time costs and professional fees associated with IPO and follow-on public equity issuances.
(d)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.
(e)	Represents one-time operating costs associated with our review of strategic alternatives prior to the IPO.
(f)
Represents an impairment charge related to our investment in the China JV based on a determination that the recorded investment was no longer recoverable from the projected future cash distributions we expect to receive from the China JV. We have not received any cash distributions from the China JV since the formation of the joint venture.

(g)	Refers to EBITDA for Real Estate in accordance with the standards established by the Board of Governors of NAREIT adopted in the first quarter of 2018.

Financial Supplement	Fourth Quarter 2018

Debt Details and Maturities

	As of December 31, 2018 (unaudited)
Indebtedness:	Carrying Value	Contractual Interest Rate(3)	Effective Interest Rate(4)	Stated Maturity Date(5)

Unsecured Debt
2018 Senior Unsecured Revolving Credit Facility(1)(2)	$—	L+1.45%	0.34%	1/2022
2018 Senior Unsecured Term Loan A Facility(2)(6)	475,000	L+1.45%	4.23%	1/2023
Series A 4.68% notes due 2026	200,000	4.68%	4.77%	1/2026
Series B 4.86% notes due 2029	400,000	4.86%	4.92%	1/2029
Total Unsecured Debt	$1,075,000	4.36%	4.84%	6.8 years

2013 Mortgage Loans (15 cross-collateralized warehouses)
Senior Note	187,957	3.81%	4.14%	5/2023
Mezzanine A	70,000	7.38%	7.55%	5/2023
Mezzanine B	32,000	11.50%	11.75%	5/2023
Total 2013 Mortgage Loans	$289,957	5.52%	5.80%	4.3 years

Total Real Estate Debt	$1,364,957	4.60%	5.04%	6.3 years

Sale-leaseback obligations	118,920
Capitalized lease obligations	40,787
Total Debt Outstanding	$1,524,664

Less: deferred financing costs	(13,666)
Less: unamortized debt discount	(277)
Total Book Value of Debt	$1,510,721

Rate Type		% of Total
Fixed	1,049,664	69%
Variable	475,000	31%
Total Debt Outstanding	$1,524,664	100%

Debt Type		% of Total
Unsecured	1,075,000	71%
Secured	449,664	29%
Total Debt Outstanding	$1,524,664	100%

(1)
Revolver maturity assumes one year extension option. The borrowing capacity as of December 31, 2018 is $800 million less $29.6 million of outstanding letters of credit. The effective interest rate shown represents deferred financing fees and debt issuance costs allocated over the $800 million committed.

(2)	L = one-month LIBOR

(3)	Interest rates as of December 31, 2018. At December 31, 2018, the one-month LIBOR rate on our Unsecured Term Loan was 2.35%.

(4)	The effective interest rates presented include the amortization of deferred financing fees and debt issuance costs.

(5)	Subtotals of stated maturity dates represent remaining weighted average life of the debt

(6)
On January 4, 2019, the Company entered into a swap agreement to set the LIBOR portion of interest expense on $100 million of the Unsecured Term Loan principal at a rate of 2.48%. This results in a fixed interest rate of 3.93% (2.48% + 1.45%) on $100 million of the Unsecured Term Loan principal. The swap is effective January 31, 2019 through January 31, 2024.

Financial Supplement	Fourth Quarter 2018

Operations Overview

Revenue and Contribution by Segment
(In Thousands - unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Segment revenues:
Warehouse	$305,458	$297,599	$1,176,912	$1,145,662
Third-Party Managed	66,852	63,628	259,034	242,189
Transportation	41,363	38,405	158,790	146,070
Quarry	2,144	2,089	8,899	9,666
Total revenues	415,817	401,721	1,603,635	1,543,587

Segment contribution:
Warehouse	100,491	93,930	374,534	348,328
Third-Party Managed	3,571	3,143	14,760	12,825
Transportation	4,407	3,217	15,735	12,950
Quarry	209	78	620	2
Total segment contribution	108,678	100,368	405,649	374,105

Reconciling items:
Depreciation, depletion, and amortization	(29,792)	(29,547)	(117,653)	(116,741)
Selling, general and administrative expense	(26,814)	(26,193)	(114,760)	(110,945)
(Loss) gain from sale of real estate	(901)	126	7,471	43
Impairment of long-lived assets	—	(700)	(747)	(9,473)
Loss from investments in partially owned entities	(745)	(21)	(1,069)	(1,363)
Impairment of investments in partially owned entities	—	—	—	(6,496)
Interest expense	(23,054)	(29,665)	(93,312)	(114,898)
Interest income	1,387	289	3,996	1,074
Loss on debt extinguishment, modifications and termination of derivative instruments	(26,174)	—	(47,559)	(986)
Foreign currency exchange (loss) gain	(43)	279	2,882	(3,591)
Other expense, net	(717)	(899)	(532)	(1,944)
Income (loss) before income tax benefit (expense)	$1,825	$14,038	$44,366	$8,785
We view and manage our business through three primary business segments—warehouse, third-party managed and transportation. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, blast freezing, case-picking, kitting and repackaging and other recurring handling services.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to several leading food retailers and manufacturers in customer-owned facilities, including some of our largest and longest-standing customers. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services to many of our key customers underscores our ability to offer a complete and integrated suite of services across the cold chain.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation services, we charge a fixed fee.
We also operate a limestone quarry on the land we own around our Carthage, Missouri warehouse, which contains substantial limestone deposits. We do not view the operation of the quarry as an integral part of our business.

Financial Supplement	Fourth Quarter 2018

Average Physical Occupancy(1)

(1)
We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

Historically, providers of temperature-controlled warehouse space have offered storage services to customers on an as-utilized, on-demand basis. We have entered into fixed storage commitments with certain customers which give us, among other things, additional clarity around the expected occupancy of our warehouses. As of December 31, 2018, we had entered into contracts featuring fixed storage commitments or leases with 99 of our customers in our warehouse segment. Customers with fixed storage provisions commit to occupy a certain number of pallets at a designated storage rate for the applicable portion of their contractual term, whether the customer elects to physically store goods in a warehouse or not. As a result, certain pallets in our warehouses may generate storage revenue pursuant to fixed storage commitments despite not being physically occupied. We refer to economic occupancy as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period. To the extent that a customer with a fixed storage provision elects not to utilize all of its committed pallets in a particular warehouse, we have the flexibility to deploy those pallets to facilitate shorter-term customers that desire space on an as-utilized, on demand basis.

Financial Supplement	Fourth Quarter 2018

Global Warehouse Portfolio
Unaudited

Country / Region	# of warehouses	Cubic feet (in millions)	% of total cubic feet	Pallet positions (in thousands)	Average physical occupancy (1)	Revenues (2) (in millions)	Applicable segment contribution (NOI) (2)(3) (in millions)	Total customers (4)
Owned / Leased (5)
United States
Central	33	210.9	24%	870.5	77%	$240.6	$88.9	781
East	23	170.2	20%	544.0	76%	250.1	75.4	716
Southeast	36	170.9	20%	558.2	77%	216.5	64.0	617
West	37	230.8	27%	984.7	76%	270.0	103.9	685
United States Total / Average	129	782.8	91%	2,957.4	76%	$977.2	$332.2	2,129
International
Australia	5	47.6	5%	140.9	83%	$159.2	$32.4	65
New Zealand	7	22.8	3%	72.8	90%	31.7	8.6	77
Argentina	2	9.7	1%	21.6	78%	8.8	1.3	40
International Total / Average	14	80.1	9%	235.3	85%	$199.7	$42.3	173
Owned / Leased Total / Average	143	862.9	100%	3,192.7	77%	$1,176.9	$374.5	2,302
Third-Party Managed
United States	8	41.5	74%	—	—	$228.0	$9.9	4
Australia (6)	1		—%	—	—	12.7	2.9	1
Canada	3	14.3	26%	—	—	18.3	2.0	2
Third-Party Managed Total / Average	12	55.8	100%	—	—	$259.0	$14.8	6
Portfolio Total / Average	155	918.7	100%	3,192.7	77%	$1,435.9	$389.3	2,303

(1)
We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the year ended December 31, 2018. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

(2)	Year ended December 31, 2018.

(3)
We use the term “segment contribution (NOI)” to mean a segment’s revenues less its cost of operations (excluding any depreciation, depletion and amortization, impairment charges and corporate-level selling, general and administrative expenses). The applicable segment contribution (NOI) from our owned and leased warehouses and our third-party managed warehouses is included in our warehouse segment contribution (NOI) and third-party managed segment contribution (NOI), respectively.

(4)
We serve some of our customers in multiple geographic regions and in multiple facilities within geographic regions. As a result, the total number of customers that we serve is less than the total number of customers reflected in the table above that we serve in each geographic region.

(5)
As of December 31, 2018, we owned 108 of our U.S. warehouses and ten of our international warehouses, and we leased 21 of our U.S. warehouses and four of our international warehouses. As of December 31, 2018, seven of our owned facilities were located on land that we lease pursuant to long-term ground leases.

(6)	Constitutes non-refrigerated, or “ambient,” warehouse space. This facility contains 330,527 square feet of ambient space.

Financial Supplement	Fourth Quarter 2018

(1)	Retail reflects a broad variety of product types from retail customers.

(2)	Packaged foods reflects a broad variety of temperature-controlled meals and foodstuffs.

(3)	Distributors reflects a broad variety of product types from distributor customers.

Financial Supplement	Fourth Quarter 2018

Fixed Commitment and Lease Maturity Schedules
Unaudited
The following table sets forth a summary schedule of the expirations for any defined contracts featuring fixed storage commitments and leases in effect as of December 31, 2018. The information set forth in the table assumes no exercise of extension options under these contracts and leases.

Contract Expiration Year	Number of Contracts	Annualized Committed Rent & Storage Revenue(1) (in thousands)	% of Total Warehouse Rent & Storage Segment Revenue for the Twelve Months Ended December 31, 2018	Total Warehouse Segment Revenue Generated by Contracts with Fixed Commitments & Leases for the Twelve Months Ended December 31, 2018 (in thousands)	Annualized Committed Rent & Storage Revenue at Expiration(2) (in thousands)
Month-to-Month	51	$34,090	6.6%	$70,375	$34,097
2019	37	49,288	9.6%	108,052	49,379
2020	27	18,147	3.5%	73,153	18,255
2021	20	22,766	4.4%	80,322	24,521
2022	18	36,323	7.1%	71,109	38,137
2023	18	35,471	6.9%	82,594	38,593
2024	1	430	0.1%	703	463
2025	—	—	—%	—	—
2026	2	7,273	1.4%	9,874	7,510
2027	2	4,624	0.9%	7,411	4,992
2028	—	—	—%	—	—
2029 and thereafter	3	11,758	2.3%	23,775	14,003
Total	179	$220,170	42.8%	$527,368	$229,950

(1)
Represents monthly fixed storage commitments and lease rental payments under the relevant expiring defined contract and lease as of December 31, 2018, plus the weighted average monthly warehouse services revenues attributable to these contracts and leases for the year ended December 31, 2018, multiplied by 12.

(2)
Represents annualized monthly revenues from fixed storage commitments and lease rental payments under the defined contracts and relevant expiring leases as of December 31, 2018 based upon the monthly revenues attributable thereto in the last month prior to expiration, multiplied by 12.

Financial Supplement	Fourth Quarter 2018

The following table sets forth a summary schedule of the expirations of our facility leased warehouses and other leases pursuant to which we lease space to third parties in our warehouse portfolio, in each case, in place as of December 31, 2018.

Lease Expiration Year	No. of Leases Expiring	Annualized Rent(1) (in thousands)	% of Total Warehouse Rent & Storage Segment Revenue for the Twelve Months Ended December 31, 2018	Leased Square Footage (in thousands)	% Leased Square Footage	Annualized Rent at Expiration(2) (in thousands)
Month-to-Month	14	$1,704	0.3%	186	8.6%	$1,711
2019	8	2,511	0.5%	471	21.8%	2,546
2020	9	3,506	0.7%	378	17.5%	3,603
2021	6	1,100	0.2%	427	19.7%	1,389
2022	2	1,133	0.2%	123	5.7%	1,186
2023	3	2,996	0.6%	510	23.5%	3,259
2024	1	430	0.1%	70	3.2%	463
2025 and thereafter	—	—	—	—	—	—
Total	43	$13,380	2.6%	2,165	100%	$14,157

(1)	Represents monthly rental payments under the relevant leases as of December 31, 2018, multiplied by 12.

(2)	Represents monthly rental payments under the relevant leases in the calendar year of expiration, multiplied by 12.
These leases had a weighted average remaining term of 28 months as of December 31, 2018.

•
Month-to-Month Warehouse Rate Agreements. Month-to-month warehouse rate agreements are agreements that establish storage fee rates on products stored in our warehouses and rates for value-added services on an as-utilized, on-demand basis, typically pursuant to terms set forth on a standardized warehouse receipt and related rate schedule, but that do not require the customer to use our network or for us to reserve space for these customers. Our standard terms and conditions afford us favorable contractual protections and are not subject to negotiation with customers that enter into month-to-month warehouse rate agreements.

Financial Supplement	Fourth Quarter 2018

Recurring Maintenance Capital Expenditures and Repair and Maintenance Expenses
We utilize a strategic approach to recurring maintenance capital expenditures and repair and maintenance expenses to maintain the high quality and operational efficiency of our warehouses and ensure that our warehouses meet the “mission-critical” role they serve in the cold chain.
Recurring Maintenance Capital Expenditures
The following table sets forth our recurring maintenance capital expenditures for the three months and years ended December 31, 2018 and 2017.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In thousands, except per cubic foot amounts - unaudited)
Real estate	$10,441	$18,849	$37,613	$44,102
Personal property	1,472	514	3,175	1,890
Information technology	738	551	3,187	3,914
Total recurring maintenance capital expenditures	$12,651	$19,914	$43,975	$49,906

Total recurring maintenance capital expenditures per cubic foot	$0.014	$0.021	$0.048	$0.053

Repair and Maintenance Expenses
The following table sets forth our repair and maintenance expenses for the three months and years ended December 31, 2018 and 2017.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In thousands, except per cubic foot amounts - unaudited)
Real estate	$4,714	$5,169	$19,813	$21,467
Personal property	8,555	8,337	32,536	31,254
Total repair and maintenance expenses	$13,269	$13,506	$52,349	$52,721

Repair and maintenance expenses per cubic foot	$0.014	$0.014	$0.057	$0.056
Growth and Expansion Capital Expenditures
The following table sets forth our growth and expansion capital expenditures for the three months and years ended December 31, 2018 and 2017.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In thousands - unaudited)
Expansion and development initiatives	$15,704	$31,802	$72,049	$102,653
Information technology	1,138	1,258	3,686	5,973
Total growth and expansion capital expenditures	$16,842	$33,060	$75,735	$108,626

Financial Supplement	Fourth Quarter 2018

Global Warehouse Segment Financial Performance
The following table presents the operating results of our warehouse segment for the three months ended December 31, 2018 and 2017.

	Three Months Ended December 31,			Change
	2018 actual	2018 constant currency(1)	2017 actual	Actual	Constant currency
	(Dollars in thousands - unaudited)
Rent and storage	$133,651	$135,792	$131,695	1.5%	3.1%
Warehouse services	171,808	175,435	165,903	3.6%	5.7%
Total warehouse segment revenues	305,459	311,227	297,598	2.6%	4.6%

Power	16,666	17,202	16,939	(1.6)%	1.6%
Other facilities costs (2)	25,313	25,870	26,878	(5.8)%	(3.8)%
Labor	134,076	137,132	132,347	1.3%	3.6%
Other services costs (3)	28,912	29,395	27,505	5.1%	6.9%
Total warehouse segment cost of operations	204,967	209,599	203,669	0.6%	2.9%
Warehouse segment contribution (NOI)	$100,492	$101,628	$93,929	7.0%	8.2%

Warehouse rent and storage contribution (NOI) (4)	$91,672	$92,720	$87,878	4.3%	5.5%
Warehouse services contribution (NOI) (5)	$8,820	$8,908	$6,051	45.8%	47.2%

Total warehouse segment margin	32.9%	32.7%	31.6%	130 bps	110 bps
Rent and storage margin(6)	68.6%	68.3%	66.7%	190 bps	160 bps
Warehouse services margin(7)	5.1%	5.1%	3.6%	150 bps	150 bps

(1)
The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Includes real estate rent expense of $3.1 million and $3.7 million for the fourth quarter 2018 and 2017, respectively.

(3)	Includes non-real estate rent expense of $3.6 million and $3.5 million for the fourth quarter 2018 and 2017, respectively.

(4)	Calculated as rent and storage revenues less power and other facilities costs.

(5)	Calculated as warehouse services revenues less labor and other services costs.

(6)	Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.

(7)	Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.

Financial Supplement	Fourth Quarter 2018

The following table presents the operating results of our warehouse segment for the years ended December 31, 2018 and 2017.

	Years Ended December 31,			Change
	2018 actual	2018 constant currency (1)	2017 actual	Actual	Constant currency
	(Dollars in thousands)
Rent and storage	$514,755	$519,950	$501,604	2.6%	3.7%
Warehouse services	662,157	668,330	644,058	2.8%	3.8%
Total warehouse segment revenues	1,176,912	1,188,280	1,145,662	2.7%	3.7%

Power	72,332	73,441	72,408	(0.1)%	1.4%
Other facilities costs (2)	104,618	105,898	104,713	(0.1)%	1.1%
Labor	519,262	524,758	510,421	1.7%	2.8%
Other services costs (3)	106,166	107,772	109,792	(3.3)%	(1.8)%
Total warehouse segment cost of operations	802,378	811,869	797,334	0.6%	1.8%
Warehouse segment contribution (NOI)	$374,534	$376,411	$348,328	7.5%	8.1%

Warehouse rent and storage contribution (NOI) (4)	$337,805	$340,611	$324,483	4.1%	5.0%
Warehouse services contribution (NOI) (5)	$36,729	$35,800	$23,845	54.0%	50.1%

Total warehouse segment margin	31.8%	31.7%	30.4%	140 bps	130 bps
Rent and storage margin(6)	65.6%	65.5%	64.7%	90 bps	80 bps
Warehouse services margin(7)	5.5%	5.4%	3.7%	180 bps	170 bps

(1)
The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Includes real estate rent expense of 14.0 million and $15.1 million for the years ended December 31, 2018 and 2017, respectively.

(3)	Includes non-real estate rent expense of $13.8 million and $14.0 million for the years ended December 31, 2018 and 2017, respectively.

(4)	Calculated as rent and storage revenues less power and other facilities costs.

(5)	Calculated as warehouse services revenues less labor and other services costs.

(6)	Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.

(7)	Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.

Financial Supplement	Fourth Quarter 2018

Same-store Financial Performance
The following tables present revenues, cost of operations, contribution (NOI) and margins for our same stores and non-same stores with a reconciliation to the total financial metrics of our warehouse segment for the three months ended December 31, 2018 and 2017.

	Three Months Ended December 31,			Change
	2018 actual	2018 constant currency(1)	2017 actual	Actual	Constant currency
Same store revenues:	(Dollars in thousands - unaudited)
Rent and storage	$128,243	$130,384	$126,535	1.3%	3.0%
Warehouse services	165,923	169,550	160,448	3.4%	5.7%
Total same store revenues	294,166	299,934	286,983	2.5%	4.5%
Same store cost of operations:
Power	15,814	16,349	16,006	(1.2)%	2.1%
Other facilities costs	24,180	24,737	24,591	(1.7)%	0.6%
Labor	129,387	132,443	128,184	0.9%	3.3%
Other services costs	27,743	28,227	26,344	5.3%	7.1%
Total same store cost of operations	$197,124	$201,756	$195,125	1.0%	3.4%

Same store contribution (NOI)	$97,042	$98,178	$91,858	5.6%	6.9%
Same store rent and storage contribution (NOI)(2)	$88,249	$89,298	$85,938	2.7%	3.9%
Same store services contribution (NOI)(3)	$8,793	$8,880	$5,920	48.5%	50.0%

Total same store margin	33.0%	32.7%	32.0%	100 bps	70 bps
Same store rent and storage margin(4)	68.8%	68.5%	67.9%	90 bps	60 bps
Same store services margin(5)	5.3%	5.2%	3.7%	160 bps	150 bps

Non-same store revenues:
Rent and storage	$5,407	$5,407	$5,161	4.8%	4.8%
Warehouse services	5,885	5,885	5,455	7.9%	7.9%
Total non-same store revenues	11,292	11,292	10,616	6.4%	6.4%
Non-same store cost of operations:
Power	852	852	933	(8.7)%	(8.7)%
Other facilities costs	1,133	1,133	2,287	(50.5)%	(50.5)%
Labor	4,689	4,689	4,163	12.6%	12.6%
Other services costs	1,169	1,169	1,161	0.7%	0.7%
Total non-same store cost of operations	$7,843	$7,843	$8,544	(8.2)%	(8.2)%

Non-same store contribution (NOI)	$3,449	$3,449	$2,072	66.5%	66.5%
Non-same store rent and storage contribution (NOI)(2)	$3,422	$3,422	$1,941	76.3%	76.3%
Non-same store services contribution (NOI)(3)	$27	$27	$131	(79.4)%	(79.4)%

Total warehouse segment revenues	$305,458	$311,226	$297,599	2.6%	4.6%
Total warehouse cost of operations	$204,967	$209,599	$203,669	0.6%	2.9%
Total warehouse segment contribution	$100,491	$101,627	$93,930	7.0%	8.2%

(1)
The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis is the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Calculated as rent and storage revenues less power and other facilities costs.
(3)	Calculated as warehouse services revenues less labor and other services costs.
(4)	Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)	Calculated as same store warehouse services contribution (NOI) divided by same store warehouse services revenues.

Financial Supplement	Fourth Quarter 2018

The following tables present revenues, cost of operations, contribution (NOI) and margins for our same stores and non-same stores with a reconciliation to the total financial metrics of our warehouse segment for the years ended December 31, 2018 and 2017.

	Years Ended December 31,			Change
	2018 actual	2018 constant currency(1)	2017 actual	Actual	Constant currency
Same store revenues:	(Dollars in thousands - unaudited)
Rent and storage	$496,860	$502,055	$482,422	3.0%	4.1%
Warehouse services	642,038	648,211	624,221	2.9%	3.8%
Total same store revenues	1,138,898	1,150,266	1,106,643	2.9%	3.9%
Same store cost of operations:
Power	69,438	70,547	68,250	1.7%	3.4%
Other facilities costs	98,615	99,894	96,163	2.5%	3.9%
Labor	502,579	508,076	494,182	1.7%	2.8%
Other services costs	102,260	103,866	105,626	(3.2)%	(1.7)%
Total same store cost of operations	$772,892	$782,383	$764,221	1.1%	2.4%

Same store contribution (NOI)	$366,006	$367,883	$342,422	6.9%	7.4%
Same store rent and storage contribution (NOI)(2)	$328,807	$331,614	$318,009	3.4%	4.3%
Same store services contribution (NOI)(3)	$37,199	$36,269	$24,413	52.4%	48.6%

Total same store margin	32.1%	32.0%	30.9%	120 bps	110 bps
Same store rent and storage margin(4)	66.2%	66.1%	65.9%	30 bps	20 bps
Same store services margin(5)	5.8%	5.6%	3.9%	190 bps	170 bps

Non-same store revenues:
Rent and storage	$17,895	$17,895	$19,182	(6.7)%	(6.7)%
Warehouse services	20,119	20,119	19,837	1.4%	1.4%
Total non-same store revenues	38,014	38,014	39,019	(2.6)%	(2.6)%
Non-same store cost of operations:
Power	2,894	2,894	4,158	(30.4)%	(30.4)%
Other facilities costs	6,003	6,003	8,550	(29.8)%	(29.8)%
Labor	16,683	16,683	16,239	2.7%	2.7%
Other services costs	3,906	3,906	4,166	(6.2)%	(6.2)%
Total non-same store cost of operations	$29,486	$29,486	$33,113	(11.0)%	(11.0)%

Non-same store contribution (NOI)	$8,528	$8,528	$5,906	44.4%	44.4%
Non-same store rent and storage contribution (NOI)(2)	$8,998	$8,998	$6,474	39.0%	39.0%
Non-same store services contribution (NOI)(3)	$(470)	$(470)	$(568)	17.3%	17.3%

Total warehouse segment revenues	$1,176,912	$1,188,280	$1,145,662	2.7%	3.7%
Total warehouse cost of operations	$802,378	$811,869	$797,334	0.6%	1.8%
Total warehouse segment contribution	$374,534	$376,411	$348,328	7.5%	8.1%

(1)
The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis is the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Calculated as rent and storage revenues less power and other facilities costs.
(3)	Calculated as warehouse services revenues less labor and other services costs.
(4)	Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)	Calculated as same store warehouse services contribution (NOI) divided by same store warehouse services revenues.

Financial Supplement	Fourth Quarter 2018

Same-store Key Operating Metrics
The following tables provides certain operating metrics to explain the drivers of our same store performance for the three months and years ended December 31, 2018 and 2017.

	Three Months Ended December 31,		Change
Units in thousands except per pallet data - unaudited	2018	2017
Same store rent and storage:
Occupancy(1)
Average occupied pallets	2,448	2,519	(2.8)%
Average physical pallet positions	3,052	3,066	(0.5)%
Occupancy percentage	80.2%	82.2%	-200 bps
Same store rent and storage revenues per occupied pallet	$52.39	$50.24	4.3%
Constant currency same store rent and storage revenues per occupied pallet	$53.26	$50.24	6.0%

Same store warehouse services:
Throughput pallets	6,703	6,734	(0.5)%
Same store warehouse services revenues per throughput pallet	$24.75	$23.82	3.9%
Constant currency same store warehouse services revenues per throughput pallet	$25.29	$23.82	6.2%

Non-same store rent and storage:
Occupancy(1)
Average occupied pallets	116	107	8.4%
Average physical pallet positions	130	154	(15.6)%
Occupancy percentage	89.0%	69.1%

Non-same store warehouse services:
Throughput pallets	260	221	17.6%

	Years Ended December 31,		Change
Units in thousands except per pallet data - unaudited	2018	2017
Same store rent and storage:
Occupancy(1)
Average occupied pallets	2,361	2,407	(1.9)%
Average physical pallet positions	3,059	3,062	(0.1)%
Occupancy percentage	77.2%	78.6%	-140 bps
Same store rent and storage revenues per occupied pallet	$210.49	$200.43	5.0%
Constant currency same store rent and storage revenues per occupied pallet	$212.69	$200.43	6.1%

Same store warehouse services:
Throughput pallets	26,084	26,797	(2.7)%
Same store warehouse services revenues per throughput pallet	$24.61	$23.29	5.7%
Constant currency same store warehouse services revenues per throughput pallet	$24.85	$23.29	6.7%

Non-same store rent and storage:
Occupancy(1)
Average occupied pallets	98	102	(3.9)%
Average physical pallet positions	133	154	(13.6)%
Occupancy percentage	73.2%	66.1%

Non-same store warehouse services:
Throughput pallets	861	830	3.7%

(1)
We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on a formula utilizing the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

Financial Supplement	Fourth Quarter 2018

External Growth and Capital Deployment

Recently Completed Expansion and Development Projects
	Opportunity Type	Facility Type	Cubic Feet (in millions)	Pallet Positions (in thousands)	Cost of Expansion / Development		Completion Date
Facility					Total Cost (in millions)	Return on Invested Capital
East Point, GA	Redevelopment	Distribution	4.2	9	$10.8	9-11%	Q4 2016
Clearfield, UT	Expansion	Distribution	5.8	21	$29.0	12-15%	Q4 2017
Middleboro, MA	Development	Production Advantaged	4.4	27	$23.5	8-12%	Q3 2018

Expansion and Development Projects In Process
			Under Construction		Investment in Expansion / Development (in millions)			Expected Stabilized Return on Invested Capital	Target Complete Date
Facility	Opportunity Type	Facility Type	Cubic Feet (in millions)(1)	Pallet Positions (in thousands)(1)	Cost	Estimate to Complete	Total Estimated Cost
Rochelle, IL	Expansion	Distribution	15.7	54	$73.4(2)	$17.6-$19.6	$91.0-$93.0	12-15%	Q1 2019
Savannah, GA(3)	New Build	Distribution	14.8	37	$15.2(3)	$54.8-$64.8	$70.0-$80.0	10-15%	Q1 2020
Sydney, NSW	Build to Suit	Distribution			$5.1(2)(4)			10-15%

2019 Acquisitions
Facility	City / State	Facility Type	Cubic Feet (in millions)	Pallet Positions (in thousands)	Acquisition Price(5)	Entry NOI Yield	Expected Stabilized Return on Invested Capital	Date Purchased
PortFresh Holdings, LLC	Savannah, GA	Distribution	4.3	6	$20.0	7%	9-12%	1/31/2019

(1)	Cubic feet and pallet positions are estimates while the facilities are under construction.

(2)	Cost as of December 31, 2018.

(3)	Included as part of the PortFresh Holdings, LLC acquisition completed during January 2019. Cost as of January 31, 2019.

(4)	Represents the $4.7 million land deposit and related capitalized development costs. We continue to work with our customer through the detailed design phase of this project.

(5)	Reflects managements underwriting allocation at the time of acquisition.

Financial Supplement	Fourth Quarter 2018

2019 Guidance

The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

As of
Feb. 21, 2019
Warehouse segment same store revenue growth (constant currency)	2.0% - 4.0%
Warehouse segment same store contribution (NOI) growth (constant currency)	100 - 200 bps higher than associated revenue
Selling, general, and administrative expense as % of total revenue	6.8% - 7.2%
Total recurring maintenance capital expenditures	$50M - $60M
Total growth and expansion capital expenditures (1)	$225M - $325M
AFFO payout ratio	65.0% - 68.0%
Weighted average fully diluted share count (2)	155.0M - 157.0M

(1)
Expected Development Capital Expenditures includes (i.) targeted annual new construction starts ranging from $75 - 200 million, which includes the $70 - 80 million Savannah, GA new build inclusive of the $15 million of land acquired, (ii.) the completion of the Chicago, IL expansion project, and (iii.) spend supporting the Australia new build projects.

(2)
Inclusive of the six million share equity forward issued in September 2018, with an outstanding settlement date of no later than September 2019. The Company may settle the forward shares by issuing new shares or may instead elect to cash settle or net share settle all or a portion of the forward shares.

Financial Supplement	Fourth Quarter 2018

Notes and Definitions
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.

We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, severance and reduction in workforce costs, terminated site operations costs, expenses related to our review of the strategic alternatives for our company prior to the IPO, litigation settlements, non-recurring impairment charges arising from our joint venture in China, or the China JV, and impairment of partially owned entities, loss on debt extinguishment and modifications, inventory asset impairment charges, foreign currency exchange gain or loss, excise tax settlement, Tax Cuts and Jobs Act benefit, and multi-employer pension plan withdrawal expense. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of recurring maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.

We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of loan costs, debt discounts and above or below market leases, straight-line rent, provision or benefit from deferred income taxes, stock-based compensation expense from grants of stock options and restricted stock units under our equity incentive plans, non-real estate depreciation, depletion or amortization (including in respect of the China JV), and recurring maintenance capital expenditures. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our annual and quarterly reports. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation, depletion and amortization, gains or losses on disposition of depreciated property, including gains or losses on change of control, impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustment to reflect share of EBITDAre of unconsolidated affiliates. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as EBITDAre further adjusted for impairment charges on intangible and long-lived assets, gain or loss on depreciable real property asset disposals, severance and reduction in workforce costs, non-offering related IPO expenses, loss on debt extinguishment and modification, stock-based compensation expense, foreign currency exchange gain or loss, loss on partially owned entities, and reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:

•	these measures do not reflect our historical or future cash requirements for recurring maintenance capital expenditures or growth and expansion capital expenditures;

•	these measures do not reflect changes in, or cash requirements for, our working capital needs;

•	these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	these measures do not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use Core EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity. The table on page 18 and reconcile EBITDA, EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.